Neenah Announces Retirement of Larry Brownlee in August;
Succeeded by Kim DeBrock as VP Controller and CAO

ALPHARETTA, GEORGIA - March 2, 2022 - Neenah, Inc. (NYSE: NP) announced today that Larry Brownlee, Senior Vice President, Controller and Chief Accounting Officer (CAO), has communicated his plans to retire in August. To ensure a smooth transition, Mr. Brownlee will remain with Neenah through the August 12 retirement date.

“Larry became Controller in 2004 when Neenah first became a public company and has been an integral part of the development and execution of our business strategies,” said Paul DeSantis, Chief Financial Officer. “During this time, he developed a talented global financial organization and ensured we maintained a strong financial position with disciplined decision-making. I want to thank Larry for being a trusted advisor and business partner and for his leadership, significant contributions, and personal dedication throughout his career.”

The Company further announced that it had promoted Kim DeBrock to succeed Mr. Brownlee as Vice President, Controller, CAO, and a Section 16 Officer, effective immediately. Ms. DeBrock is being promoted from the Assistant Controller position, having served in positions of increasing responsibility since she joined Neenah in 2012. Kim’s previous experience includes serving as Senior Audit Manager during her ten years with KPMG, Financial Reporting Controller with National Service Industries, and consulting engagements with GE Energy and Georgia Pacific. Kim is a graduate of Texas State University and is a Certified Public Accountant.

About Neenah
Neenah is committed to manufacturing growth for its customers, end-users, shareholders, and employees. With manufacturing facilities in North America and Europe, Neenah is a leading global manufacturer of specialty materials, serving customers across six continents, with headquarters in Alpharetta, GA. We’re focused on growing in filtration media, specialty coatings, engineered materials, and imaging & packaging. Our materials are in various products used every day, such as transportation and water filters, premium packaging of spirits, technology and beauty products, industrial labels, tapes and abrasives, and digital printing for high-end apparel. To learn more, please visit www.neenah.com.

Contact:     Neenah, Inc.
    Kyle Anderson
    Vice President, Corporate Strategy and Investor Relations
    (678) 518-3278
investors@neenah.com